Utility Executive to Join NV Energy as Chief Financial Officer

LAS VEGAS, May 03, 2010 (BUSINESS WIRE) --NV Energy, Inc. (NYSE: NVE) announced today the election of Dilek L. Samil as Senior Vice President Finance, Chief Financial Officer and Treasurer, effective June 1, 2010. Samil, 54, has more than 30 years of experience in the electric industry. For the last five years she has served as President and Chief Operating Officer for CLECO Power LLC, after having been its Chief Financial Officer since 2001. Prior to that she was with FPL Group as Vice President, Finance of FPL Energy (now NextEra Energy Resources), a leader in renewable energy development, and treasurer of FPL Group and Florida Power & Light Company.

Michael Yackira, President and Chief Executive Officer for NV Energy, said, "Dilek's experience in both finance and operations, combined with her involvement in the growth of renewable energy, makes her an ideal and valuable addition to our talented management team. Having known her for more than 20 years, I am pleased that she will bring her talent and expertise to NV Energy."

Samil and her husband will relocate to Las Vegas. She is a graduate of City College of New York, part of the City University of New York, with a Bachelor of Science degree in computer science. She received her Master's degree in business administration from the University of Florida.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company with principal subsidiaries Nevada Power Company and Sierra Pacific Power Company doing business as NV Energy. Serving a combined 54,500-square-mile service territory, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

SOURCE: NV Energy, Inc.

NV Energy, Inc., Las Vegas
Jennifer Schuricht, 702-402-5241 jschuricht@nvenergy.com
Rob Stillwell, 702-402-5683 rstillwell@nvenergy.com